EXHIBIT 10.5
AMENDED AND RESTATED
CREDIT AGREEMENT
(as amended by Amendments number 1 through 4, dated through January 23, 2010)
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) was entered into as of June 1, 2006, by and between LINDSAY CORPORATION, a Delaware corporation f/k/a LINDSAY MANUFACTURING CO. (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), and amended by Amendments number 1 through 4, dated through January 23, 2010.
RECITALS
     Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
     SECTION 1.1. TERM LOAN.
     (a) Term Loan. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Thirty Million Dollars ($30,000,000.00) (“Term Loan”), the proceeds of which shall be used to finance the acquisition of other business operations. Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note dated as of June 1, 2006 (“Term Note”), all terms of which are incorporated herein by this reference. Bank’s commitment to fund the Term Loan shall terminate on July 1, 2006 if the conditions set forth in Section 3.1 have not been satisfied or waived on or before such date.
     (b) Repayment. Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.
     (c) Prepayment. Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.
     SECTION 1.2. INTEREST/FEES.
     (a) Interest. The outstanding principal balance of the Term Loan shall bear interest at the rate of interest set forth in the Term Note.
     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Term Note.
     SECTION 1.3. COLLECTION OF PAYMENTS. Any principal and interest due under the Term Loan shall be paid by Borrower to Bank at the Bank’s account,                     , in U.S. dollars and in immediately available funds; provided, however, that Bank may collect any principal and interest due under the Term Loan that has not been paid by the close of business on the applicable payment date by charging Borrower’s deposit account to be opened with Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.
     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly incorporated and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify, to be so licensed or to be in good standing could reasonably be expected to have a material adverse effect on the financial condition of Borrower.
     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and the Term Note (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery by Borrower in accordance with the provisions hereof, assuming, in the case of this Agreement, due execution and delivery by Bank, will constitute legal, valid and binding agreements and obligations of Borrower, enforceable against Borrower in accordance with their respective terms.
     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound, where such violation, breach or default could reasonably be expected to have a material adverse effect on the financial condition of Borrower.
     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition of Borrower, other than those disclosed by Borrower to Bank in writing prior to the date hereof.
     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated February 28, 2006, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower in accordance with generally accepted accounting principles, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower and its subsidiaries, taken as a whole, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except (i) Permitted Liens (as defined below), (ii) in favor of Bank, or (iii) as otherwise permitted by Bank in writing.
     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax not reflected in its most recent audited balance sheet that could reasonably be expected to have a material adverse effect on the financial condition of the Borrower.
     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.
     SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses all permits, consents, approvals, franchises and licenses and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in material compliance with applicable law.
     SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time

(“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.
     SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental and hazardous waste statutes, and any rules or regulations adopted pursuant thereto, which govern or apply to any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as in effect on the date hereof. Borrower neither has knowledge of nor has received any written notice that its operations are the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to have a material adverse effect on the financial condition of Borrower.
ARTICLE III
CONDITIONS
     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:
     (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.
     (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:
(i)	This Agreement.

(ii)	The Term Note.

(iii)	Certificate of Incumbency.

(iv)	Corporate Resolution: Borrowing.

(v)	Such other documents as Bank may require under any other Section of this Agreement.
     (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition of Borrower and its subsidiaries, taken as a whole, hereunder.
     (d) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.
ARTICLE IV
AFFIRMATIVE COVENANTS
     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.
     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.
     SECTION 4.3. FINANCIAL STATEMENTS.
     (a) Provide to Bank not later than 90 days after the end of each fiscal year, financial statements of the Borrower, audited by KPMG or another certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, management report, auditor’s report and footnotes; provided, however, that this covenant shall be deemed to be satisfied upon the electronic filing of the same included within the Borrower’s Annual Report on Form 10-K with the Securities and Exchange Commission.
     (b) Provide to Bank not later than 45 days after the end of each of the first three fiscal quarters in each fiscal year, unaudited financial statements of the Borrower, to include balance sheet, income statement and statement of cash flows; provided, however, that this covenant shall be deemed to be satisfied upon the electronic filing of the same included within the Borrower’s Quarterly Report on Form 10-Q with the Securities and Exchange Commission.
     (c) Provide to Bank all of the following:
     (i) within ten (10) days of the filing by Borrower of any Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Securities and Exchange Commission, a certificate of the President or Chief Financial Officer of Borrower that the financial statements filed therewith are accurate and the Borrower is in compliance in all material respects with all covenants in this Agreement and there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and
     (ii) within ten (10) days of the filing by Borrower of any Current Report on Form 8-K with the Securities and Exchange Commission, written notice of such filing; provided, however, that this covenant shall be deemed to be satisfied upon the electronic filing of such Current Report on Form 8-K with the Securities and Exchange Commission.
     (iii) from time to time such other information as Bank may reasonably request.
     SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of Borrower’s articles of incorporation and bylaws, as amended from time to time, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business, except where the failure to so preserve or maintain or to so comply could not reasonably be expected to have a material adverse effect on the financial condition of Borrower and its subsidiaries, taken as a whole.
     SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, property damage and workers’ compensation, with all such insurance carried with reputable insurance companies, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.
     SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, ordinary wear and tear and maintenance excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.
     SECTION 4.7. TAXES. Pay and discharge when due any and all material assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made adequate reserves in accordance with generally accepted accounting principles.
     SECTION 4.8. FINANCIAL CONDITION. Maintain its financial condition as follows, for Borrower on a consolidated basis with its consolidated subsidiaries, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent specified as follows or modified by the definitions herein):
     (a) Current Ratio not less than 1.50 to 1.0 as of each fiscal quarter end, with “Current Ratio” defined as total current assets divided by total current liabilities.
     (b) Tangible Net Worth not less than $115,000,000.00 (the “TNW Requirement”) as of each fiscal quarter end, beginning with the quarter ended February 28, 2010; the TNW Requirement shall be increased at the end of each fiscal quarter, beginning with the quarter ended May 30, 2010, by an amount equal to 25% of net income after taxes for such fiscal quarter (but shall not be reduced as a result of any losses incurred during any such fiscal quarter); with “Tangible Net Worth” defined as the aggregate of consolidated total stockholders’ equity plus subordinated debt less any intangible assets.
     (c) Consolidated Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt) plus that portion of all capital lease obligations reported on the balance sheet of Borrower and its consolidated subsidiaries, as a liability as of such quarter end, and with “EBITDA” defined, for the four fiscal quarters ending as of such quarter end, as net profit before tax plus interest expense, depreciation expense and amortization expense for the Borrower and its consolidated subsidiaries; provided however that, in the event that an acquisition or disposition permitted by this Agreement shall have been consummated during such four fiscal quarter period, in computing EBITDA, net profit (and all other amounts specified in the definition of EBITDA ) shall be computed on a pro forma basis giving effect to such acquisition or disposition, as the case may be, as of the first day of such period.
     (d) Consolidated Fixed Charge Coverage Ratio not less than 2.25 to 1.0 as of each fiscal quarter end, with “Fixed Charge Coverage Ratio” defined as the quotient obtained by dividing (x), for the four fiscal quarters ending as of such quarter end, the aggregate of net profit of the Borrower and its consolidated subsidiaries after taxes plus depreciation expense, amortization expense, cash capital equity contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by (y) the aggregate of the current portion of long term debt (excluding balloon payments) and capitalized lease payments for the Borrower and its consolidated subsidiaries as of such quarter end.
     SECTION 4.9. NOTICE TO BANK. Promptly (but in no event more than five (5) days after Borrower becomes aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the form of organization of Borrower; or (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan.
ARTICLE V
NEGATIVE COVENANTS
     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.
     SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) indebtedness of the Borrower and its subsidiaries in an aggregate amount not to exceed $5,000,000.00.
     SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (except mergers or consolidations whereby Borrower is the surviving corporation or mergers or consolidations of a subsidiary of Borrower with or into any other subsidiary of Borrower, in each case, so long as immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing); make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.
     Section 5.4 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower a security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, (b) limited recourse guaranties entered into in the ordinary course of business in connection with customer financing transactions, and (c) guaranties entered into on behalf of a subsidiary of Borrower in connection with vendor and supplier purchasing transactions.
     SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) trade credit extended in the ordinary course of business, (c) customer financing transactions in the ordinary course of business, (d) loans or advances for travel, expenses, relocation, entertainment or otherwise in connection with their employment or the business of Borrower, (e) certificates of deposit, bank accounts, and investments in cash equivalents, (f) investments in marketable securities, mutual funds and other investments made in the ordinary course of business, (g) investments in subsidiaries existing as of the date hereof, investments in and advances to wholly owned subsidiaries, and acquisitions of subsidiaries permitted hereunder.
     SECTION 5.6. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or that are existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) liens for taxes not delinquent or for taxes and other items being contested in good faith, (c) contractors’, carriers’, warehousemen’s and similar liens, liens of landlords, and workers compensation, unemployment and other similar deposits or pledges, all in the ordinary course of business, (d) liens in respect of capital leases and purchase money obligations, (e) liens securing indebtedness not in excess of $750,000.00 at any time outstanding, (f) attachment, judgment and other similar liens, provided that the execution or enforcement of such lien is stayed and is being contested, or (g) liens existing on any asset of an entity when it becomes a subsidiary or when it is merged or consolidated with or into Borrower or any of its subsidiaries, and, in each case, not created in contemplation of such event.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, and such default shall continue for a period of three (3) days from its occurrence.

     (b) Any representation or warranty made by Borrower under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.
     (d) Any default (beyond any applicable cure period) in the payment of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred debt for borrowed money in excess of $5,000,000.00 to any person or entity other than Bank or an affiliate of Bank, or in any amount to Bank or an affiliate of Bank.
     (e) The filing of a notice of judgment lien against Borrower or the recording of an abstract of judgment against Borrower in any county in which Borrower has an interest in real property, in each case, in excess of $5,000,000 over the amount of any insurance proceeds reasonably expected to be received, which remains unsatisfied without entry of a stay of execution within 30 days after the issuance or any writ of execution or similar legal process or the entry of a judgment against Borrower in excess of $5,000,000 over the amount of any insurance proceeds reasonably expected to be received.
     (f) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
     (g) The dissolution or liquidation of Borrower; or Borrower or its Board of Directors or its stockholders shall take action to effect the dissolution or liquidation of Borrower.
     (h) There is a report filed by any person on Schedule 13D (or any successor schedule) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that such person (for the purposes of Section 6.1(h) only, “person” is as defined in Section 13(d)(3) of the Exchange Act) has become the beneficial owner (for the purposes of Section 6.1(h) only, “beneficial owner” is as defined under Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of Borrower’s voting stock then outstanding; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially (1) any voting stock tendered pursuant to a tender or exchange offer made by or on behalf of such person or its affiliates or associates until such tendered voting stock is accepted for purchase or exchange thereunder, or (2) any voting stock if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation, and is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.
     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option (and without notice in the event of an Event of Default defined in Section 6.1(f)) become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; and (b) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS
     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	LINDSAY MANUFACTURING CO.
2707 N. 108th Street, Suite 102
Omaha, NE 68154
Attention: Dave Downing
Fax No.: (402) 829-6836

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Nebraska RCBO / MAC# N8000-01B
1919 Douglas Street (1st floor)
Omaha, NE 68102-1310
Attention: Commercial Banking
Fax No.: (402) 536-2075
or to such other address or facsimile number as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery or overnight courier service, upon signature by or on behalf of the receiving party; (b) if sent by certified or registered mail, upon the earlier of the date of actual receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon actual receipt.
     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank promptly upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees but exclude allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, (b) the preparation of any amendments and waivers hereto and thereto, (c) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity; provided that the maximum amount that Borrower shall be obligated to pay to Bank under clause (a) above shall be $5,000.
     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent and Bank may not assign or otherwise transfer any of its rights or obligations hereunder except in whole to an affiliate of Bank or to a bank or similar financial institution which shall be, in the absence of an Event of Default, reasonably acceptable to Borrower, or by way of a participation permitted under this section 7.4, and any other attempted assignment or transfer shall be null and void. Bank reserves the right to grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, provided that Bank’s obligations under this Agreement shall remain unchanged and the Borrower shall continue to deal solely with Bank, and provided further that any agreement for such a participation shall provide that Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. In connection therewith, and subject to the terms of the a confidentiality agreement reasonably satisfactory to Borrower, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business.
     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.
     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.
     SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.
     SECTION 7.11. ARBITRATION.
     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers and directors), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Term Loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Nebraska selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms and procedures hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
     (c) No Waiver of Provisional Remedies. The arbitration requirement does not limit the right of any party under applicable law to obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this paragraph.
     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. Each arbitrator will be a neutral attorney licensed in the State of Nebraska or a neutral retired judge of the state or federal judiciary of Nebraska, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator(s) will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator(s) will decide (by documents only or with a hearing at the discretion of the arbitrator(s)) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator(s) shall resolve all disputes in accordance with the substantive law of Nebraska and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator(s) shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator(s) deem(s) necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Nebraska Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
     (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator(s) upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.
     (g) Payment Of Arbitration Costs And Fees. The arbitrator(s) may award all costs and expenses of the arbitration proceeding.
     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrator(s) and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or pursuant to its filings with the Securities and Exchange Commission. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

LINDSAY CORPORATION f/k/a LINDSAY MANUFACTURING CO.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ David B. Downing	By:	/s/ Michael H. Wheeler

	David B. Downing, Chief Financial Officer		Michael H. Wheeler, Relationship Manager